Exhibit 4.01.02

FORM OF FIFTH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This FIFTH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (the “Agreement”) is entered into as of [                ], 2017 by and among Netshoes (Cayman) Limited, an exempted company formed under the laws of the Cayman Islands (the “Company”), CDK Net Fund IC, HCFT Holdings, LLC and, for purposes of Sections 3.10, 3.12, 4.5, 5.5, 6 and 7, Marcio Kumruian and Hagop Chabab (each a “Founder” and together, the “Founders”), and the investors listed on Schedule A hereto (each an “Investor” and together, the “Investors”).

W I T N E S S E T H:

WHEREAS, on March 30, 2017, upon the execution of a written resolution, the Major Investors and the Founders of the Company, on behalf of themselves and all Holders of the Company, approved the initial public offering of the Company, and agreed to amend and restate Sections 5.1, 6.2., 6.3. and 7.14 of the Fourth Amended and Restated Shareholders’ Agreement of the Company dated March 20, 2015 (the “Existing Shareholders Agreement”) under the terms set forth thereto; and

WHEREAS, on March 30, 2017, IFC, upon the execution of a written resolution agreed to amend and restate Section 5.1 of the Existing Shareholders Agreement under the terms set forth thereto.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions.

1.1    1933 Act. The term “1933 Act” shall mean the United States Securities Act of 1933, as amended.

1.2    1934 Act. The term “1934 Act” means the United States Securities Exchange Act of 1934, as amended.

1.3    Accounting Standards. The term “Accounting Standards” means the International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Boards (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis; provided, however, that, with respect to any Subsidiary located in Mexico, “Accounting Standards” shall mean Mexican Financial Reporting Standards and with respect to any Subsidiary located in Argentina, “Accounting Standards” shall mean Argentine Generally Accepted Accounting Principles.

1.4    Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, or in the case of an Investor, under common management with, such Person, provided that, for the purposes of this Agreement, no entity other than entities managed or controlled by GIC Pte Ltd. shall be deemed an Affiliate of the GIC Investor. In the event the Person is an individual, the term “Affiliate” shall mean his/her spouse, parent, son or daughter or a non-individual Person Controlled by him/her.

1.5    Applicable Law. The term “Applicable Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

1.6    Articles. The term “Articles” shall mean the Memorandum and Articles of Association of the Company, as in effect from time to time.

1.7    Board. The term “Board” shall mean the Company’s Board of Directors.

1.8    Clemenceau. The term “Clemenceau” shall mean Clemenceau Investments Pte Ltd.

1.9    Control. The term “Control” (including correlative terms “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, including the power to elect the majority of the members of the board of directors and/or other bodies governing the affairs of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.10    CVM. The term “CVM” shall mean Comissão de Valores Mobiliários (the Brazilian Securities Commission).

1.11    Director. The term “Director” shall mean an individual member of the Board.

1.12    Dollars and $. The terms “Dollars” and “$” shall mean United States Dollars.

1.13    Equity Securities. The term “Equity Securities” shall mean Shares, any securities convertible into or exchangeable or exercisable for Shares and preferred shares of the Company, as adjusted by any capital increase, share split, share dividend, combination, subdivision, recapitalization or the like.

1.14    Form F-3. The term “Form F-3” shall mean such form under the 1933 Act as in effect on the date hereof or any successor registration form under the 1933 Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.15    GIC Investor. The term “GIC Investor” shall mean Archy LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America.

1.16    Governmental Entity. The term “Governmental Entity” shall mean any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.

1.17    Government Official. The term “Government Official” shall mean any officer or employee of any Governmental Entity or any department, agency or instrumentality thereof, or of any government-owned or government-controlled corporation or any public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Entity or department, agency, instrumentality, corporation or public international organization.

1.18    Guaranty. The term “Guaranty” shall mean all obligations of a Person under any contract, instrument or other commitment, obligation or arrangement or other obligation in existence for which such Person is or may be liable, as guarantor, original tenant, primary obligor, Person required to provide financial support or collateral in any form whatsoever, or otherwise (including by reason of performance guarantees).

1.19    Holders. The term “Holders” shall mean the Founders, the Investors and any Persons who have acquired Registrable Securities from any of such Persons or their transferees or assignees in accordance with the provisions of this Agreement.

1.20    ICQ. The term “ICQ” shall mean ICQ Investments V LP and ICQ Investments 16, LP.

1.21    IFC. The term “IFC” shall mean the International Finance Corporation.

1.22    IFC Observer. The term “IFC Observer” shall mean the Board observer designated by the IFC in accordance with Section 5.10.

1.23    Indebtedness. The term “Indebtedness” shall mean in respect of any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes and/or similar instruments, (c) any accrued interest charges, (d) all capital lease obligations of such Person, (e) all obligations of such Person as an account party in respect of drawn letters of credit or drawn bankers’ acceptances, (f) the net position of such Person under all agreements or contracts documenting derivative or hedging transactions, (g) all indebtedness of the types described in clauses (a) through (f) (inclusive) of others secured by (or for which the holder of such indebtedness has an existing right to be secured by) a Lien on property owned by such Person, whether or not the indebtedness secured thereby has been assumed by such Person, (h) all Guaranties by such Person of indebtedness of the types described in clauses (a) through (f) (inclusive) of others.

1.24    Initial Public Offering. The term “Initial Public Offering” means the first public offering of Shares or other Registrable Securities of the Company under the 1933 Act or under Brazilian Applicable Law, as the case may be.

1.25    Investor Director. The term “Investor Director” shall mean each of (a) the two (2) Directors nominated by Tiger Global Private Investment Partners V, L.P. and Tiger Global Private Investment Partners VI, L.P. (together, the “Tiger Investors”), (b) the one (1) Director nominated by Clemenceau, (c) the one (1) Director nominated by the GIC Investor, and (d) the one (1) Director nominated by the Riverwood Investors, all elected in accordance with Section 5.2.

1.26    Kaszek Investors. The term “Kaszek Investors” shall mean Kaszek Ventures I, L.P., Kaszek Ventures I-A, L.P., Kaszek Ventures I-B, L.P. and Kaszek Ventures I-C, L.P., together.

1.27    Lien. The term “Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, injunction, restriction, assignment, option, claim, promise to contract, compromise or other encumbrance or interest of any kind, in respect of any such property or asset or upon the income revenue or profits therefrom, including (i) any security interest in any right to participate in revenues, profits, royalties, rents or other income in any way derived from or attributable to such property or asset or any rights arising therefrom; (ii) any acquisition of or option or right to acquire such property or asset including upon conditional sale or other title retention agreement or arrangement; and (iii) any agreement to create or grant any of the foregoing.

1.28    Liquidity Event. The term “Liquidity Event” shall mean (A) the sale, transfer or other disposition of assets constituting all or substantially all of the Company’s assets, (B) the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of Shares of the Company immediately prior to such merger or consolidation continue to hold at least fifty point one percent (50.1%) of the voting power of the Company or the surviving or acquiring entity), (C) the Transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than the Founders or the Investors, or an underwriter of the Company’s securities), of the Company’s securities if, after such Transfer, such Person or group of affiliated Persons would hold fifty (50%) or more of the voting power of the Company (or the surviving or acquiring entity) or (D) an Initial Public Offering; provided, however, that a transaction shall not constitute a Liquidity Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s Equity Securities immediately prior to such transaction.

1.29    Major Investors. The term “Major Investors” shall mean each of the Tiger Investors, Clemenceau, the GIC Investor and the Riverwood Investors.

1.30    March 2015 Investors. The term “March 2015 Investors” shall mean those Investors that purchased Shares pursuant to the March 2015 Subscription Agreement and listed on Schedule A thereto.

1.31    March 2015 Subscription Agreement. The term “March 2015 Subscription Agreement ” shall mean that certain Ordinary Share Subscription Agreement dated March 16, 2015 by and among the Company, the Founders and the March 2015 Investors.

1.32    May 2014 Investors. The term “May 2014 Investors” shall mean those Investors that purchased Shares pursuant to the May 2014 Subscription Agreement and listed on Schedule A thereto.

1.33    May 2014 Subscription Agreement. The term “May 2014 Subscription Agreement” shall mean that certain Ordinary Share Subscription Agreement dated May 5, 2014 by and among the Company, the Founders and the May 2014 Investors.

1.34    Party. The term “Party” shall mean each party hereto.

1.35    Person. The term “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or Governmental Entity.

1.36    Policy Agreement. The term “Policy Agreement” shall mean that certain Policy Agreement dated March 2015 between the Company and IFC, as amended on February 22, 2017.

1.37    Qualified Public Offering. The term “Qualified Public Offering” shall mean a U.S. Qualified IPO with a consolidated pre-money equity value of at least $1.25 billion.

1.38    Reais and R$. The terms “Reais” and “R$” shall mean the Brazilian currency Reais.

1.39    “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.40    Registrable Securities. The term “Registrable Securities” shall mean (i) the Shares held by any Holder, (ii) any Shares issuable upon the conversion, exchange or exercise of Equity Securities held by any Holder, (iii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Shares referenced in (i) or (ii) above; provided that no Share shall be a Registrable Security that (x) may be sold in any ninety (90)-day period without registration under the 1933 Act in compliance with Rule 144 and is held by a Holder holding one percent (1%) or less of the Company’s outstanding Shares or (y) has been sold under circumstances in which all of the applicable conditions of Rule 144 are met. The number of shares of Registrable Securities outstanding shall be determined by the number of Shares outstanding that are, and the number of Shares issuable pursuant to then convertible, exchangeable or exercisable Equity Securities that are, Registrable Securities.

1.41    Riverwood Investors. The term “Riverwood Investors” shall mean, collectively, Riverwood Capital Partners II, L.P., Riverwood Capital Partners II (Parallel-B) L.P., Boscolo Intervest Limited, and Macro Continental, Inc.

1.42    Rule 144. The term “Rule 144” shall mean Rule 144 (or any successor provisions) under the 1933 Act.

1.43    SEC. The term “SEC” shall mean the United States Securities and Exchange Commission.

1.44    Shares. The term “Shares” shall mean ordinary shares of the Company.

1.45    Subsidiary. The term “Subsidiary” shall mean, with respect to any Person, any entity in which the ordinary voting power to elect a majority of the management are at the time directly or indirectly owned by such Person. For the avoidance of doubt, NS2.com Internet S.A (“NS2”), NS5 Participações Ltda., NS6 Serviços e Consultoria Internet Ltda., Netshoes Holdings, LLC, NS3 Internet S.A., NS4.com Internet S.A. de C.V., and NS4 Servicios de Mexico S.A. de C.V. shall be considered Subsidiaries of the Company.

1.46    Transfer. For purposes of this Agreement, the term “Transfer” shall mean, with respect to any Equity Securities of the Company, any sale, assignment, Lien, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly (including the Transfer of a controlling interest in any entity the assets of which consist at least in part of Equity Securities). “Transferor” and “transferee” have meanings corresponding to the foregoing. For the avoidance of doubt, a repurchase of Equity Securities from IFC pursuant to the Policy Agreement shall not be considered a Transfer.

1.47    U.S. Qualified IPO. The term “U.S. Qualified IPO” shall mean the closing of a transaction resulting from an underwriting, distribution, placement facilitation or other type of customary agreement between the Company and one or more financial institutions for an underwritten Initial Public Offering of the Company’s Shares in the United States, in a firm commitment underwritten public offering pursuant to a registration statement on Form F-1 under the 1933 Act in such jurisdiction.

2.    Registration Rights. The Company covenants and agrees that the Holders shall be entitled to the rights set forth in this Section 2 with respect to any Initial Public Offering of Registrable Securities in the United States registered under the 1933 Act, and the Parties agree to negotiate in good faith appropriate agreements containing any analogous or equivalent rights with respect to any other offering of Registrable Securities in any other jurisdiction pursuant to which the Company undertakes to offer publicly or list such Registrable Securities for trading on a recognized securities exchange.

2.1    Qualified Public Offering.

(a)    The Company shall use commercially reasonable efforts to complete a Qualified Public Offering by December 31, 2017. At any time after December 31, 2017, if a Qualified Public Offering has not occurred, any Holder holding at least four hundred thousand (400,000) Registrable Securities (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like) shall have the right to call a shareholders’ meeting at which the Holders shall all vote in favor of engaging an investment bank mandated to: (i) analyze at least the U.S. market conditions for new issuances and evaluate the feasibility of a Qualified Public Offering in each or all of these markets, and (ii) act as lead manager in a Qualified Public Offering. For the purpose of engaging the investment bank, the Company shall deliver a list of at least three (3) investment banks (such investment banks each being among the ten (10) largest investment banks in terms of total volume of equity capital markets transactions in both the United States and Brazil according to the most recent league tables prepared by Thomson Reuters), from which the Investors shall select one investment bank. The Company shall instruct the investment bank selected by the Investors at such meeting to prepare its report (the “Report”) as promptly as practicable, but no later than sixty (60) days from the engagement of the investment bank, and to include a recommendation on which market(s) the Shares should be listed, an estimate of the Company’s valuation and the expected volume of trading in the Shares in the event of a Qualified Public Offering. The investment bank so selected shall be instructed so that the valuation range (maximum and minimum values) presented in the Report is not greater than thirty percent (30%). Within fifteen (15) days of the issuance of such Report, the Holders shall review the estimated valuation provided therein and provide the Company with written notice of its decision to either accept or reject such valuation.

(b)    If (i) the Report produced in accordance with Section 2.1(a) concludes that market conditions are favorable and the Company’s consolidated pre-money equity value is at least $1.25 billion and recommends a Qualified Public Offering; and (ii) at least one (1) Holder holding at least four hundred thousand (400,000) Registrable Securities (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like) provides the Company with written notice of its acceptance of the valuation contained in such Report, within twenty (20) days of the receipt of such written notice, the Company shall give written notice of such acceptance to all other Holders and use commercially reasonable efforts to cause, as soon as practicable, a Qualified Public Offering (within the timing recommended by the Report); provided that the Holder(s) shall be entitled to the right set forth in Section 2.1(c); and provided, further, that the Company shall sell on a primary basis in such Qualified Public Offering an additional number of Shares as necessary to satisfy any applicable free float listing requirements.

(c)    Each Holder shall have the right to include all or a part of its Registrable Securities in the Qualified Public Offering. If any Holder requests in response to the acceptance notice that its Registrable Securities be included in the Qualified Public Offering (each an “Accepting Holder”), such Qualified Public Offering shall be conditioned upon participation of such Accepting Holder(s) in such underwriting. Each Accepting Holder proposing to distribute its Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If the underwriter advises the Company that marketing factors require a limitation on the number of Registrable Securities included in such offering, then the Company shall so advise all Accepting Holders and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Accepting Holders in proportion to the number of Registrable Securities held by each such Accepting Holder. In no event shall the Registrable Securities of an Accepting Holder be excluded from such underwriting unless such Accepting Holder elects to be excluded or all other Accepting Holders’ Registrable Securities and all securities (other than Registrable Securities) proposed to be registered for the account of other security holders are also excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. For purposes of the immediately preceding sentence, for any Accepting Holder electing to include Registrable Securities in the Qualified Public Offering that is an investment fund, partnership or corporation, the affiliated investment funds, partners, retired partners and shareholders of such Accepting Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single Accepting Holder, and any pro rata reduction with respect to such Accepting Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(d)    Notwithstanding anything to the contrary in this Agreement, the Company shall not effect any initial public offering of the shares (“IPO Shares”) of NS2 or any other Subsidiary (any such offering, a “Subsidiary IPO” and, any such Subsidiary, an “IPO Company”), unless in connection therewith the Shares held by each Holder are converted to or exchanged for IPO Shares or shares of the IPO Company are distributed in kind to such Holders, whether in one transaction or a series of related transactions (an “IPO Reorganization”). Such IPO Reorganization shall be effected in a manner so as to provide each Holder of the Company IPO Shares in an amount that would result in such Holder owning the same pro-rata portion of the IPO Company as represented by the Shares then held by such Holder in the Company. Notwithstanding the foregoing, the Company shall not effect an IPO Reorganization, and shall not effect a Subsidiary IPO, unless each of the Major Investors shall have consented thereto in writing (which consent may be withheld in such Major Investor’s sole discretion) in accordance with Section 3.10(k). In the event that the Company determines to effect a Subsidiary IPO and an IPO Reorganization is consented to by all of the Major Investors, the Company, the Founders and the Holders agree to cooperate with the Company to effect such IPO Reorganization.

2.2    Initial Public Offering. In connection with any Initial Public Offering that is not a Qualified Public Offering, each Holder shall have the right to include all or a part of its Registrable Securities in the Initial Public Offering (each a “Participating Holder”). Each Participating Holder proposing to distribute its Registrable Securities through the Initial Public Offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If the underwriter advises the Company that marketing factors require a limitation on the number of Registrable Securities included in such offering, then the Company shall so advise all Participating Holders and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Participating Holders in proportion to the number of Registrable Securities held by each such Participating Holder. In no event shall the Registrable Securities of a Participating Holder be excluded from such underwriting unless such Participating Holder elects to be excluded or all other Participating Holders’ Registrable Securities and all securities (other than Registrable Securities) proposed to be registered for the account of other security holders are also excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. For purposes of the immediately preceding sentence, for any Participating Holder electing to include Registrable Securities in the Initial Public Offering that is an investment fund, partnership or corporation, the affiliated investment funds, partners, retired partners and shareholders of such Participating Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single Participating Holder, and any pro rata reduction with respect to such Participating Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.3    Request for Registration.

(a)    At any time after six (6) months from the effective date of a U.S. Qualified IPO, any Investor or Founder (the “Initiating Holders”) may deliver a written request (if made by an Investor, an “Investor Request”, and if made by a Founder, a “Founder Request”) that the Company file a registration statement under the 1933 Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000. Within twenty (20) days of the receipt of such written request, the Company shall give written notice of such request to all Holders, and subject to the limitations of this Section 2.3, use commercially reasonable efforts to effect, as soon as practicable, the registration under the 1933 Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.3(a).

(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their written request by means of an underwritten public offering, they shall so advise the Company as a part of such request and the Company shall include such information in the written notice referred to in Section 2.3(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority-in-interest of the Founders and a majority-in-interest of the Investors (each such majority-in-interest based upon shares of Registrable Securities requested to be registered)). Notwithstanding anything in this Section 2.3 to the contrary, if the underwriter advises the Company that marketing factors require a limitation on the number of Registrable Securities included in such offering, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders in proportion to the number of Registrable Securities held by each such Holder. In no event shall any Registrable Securities be excluded from such underwriting unless all other shareholders’ securities, and all other Company’s securities, if applicable, are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)    Notwithstanding anything in this Section 2.3 to the contrary, the Company shall not be required to effect a registration pursuant to this Section 2.3:

(i)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the 1933 Act or the 1934 Act; or

(ii)    with respect to the Investors, after the Company has effected two (2) registrations for each Investor pursuant to Investor Requests, as the case may be, under this Section 2.3, and such registrations have been declared or ordered effective, or, with respect to the Founders, after the Company has effected two (2) registrations pursuant to Founder Requests under this Section 2.3, and such registrations have been declared or ordered effective; or

(iii)    during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of (A) a separate registration pursuant to this Section 2.3 or (B) a Company-initiated registration subject to Section 2.4 below, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(iv)    if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 2.5 hereof; or

(v)    if the Company shall furnish to Holders requesting a registration pursuant to this Section 2.3 a certificate signed by an executive officer of the Company stating that in the good faith judgment of the Company, it would be seriously detrimental to the Company for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90)-day period (other than a registration relating to a corporate reorganization or transaction under Rule 145 of the 1933 Act).

2.4    Company Registration.

(a)    If, at any time after a U.S. Qualified IPO, the Company proposes to register (including a registration effected by the Company for shareholders other than the Holders) any of its Equity Securities under the 1933 Act in connection with the public offering of such securities (other than a registration of Registrable Securities pursuant to Section 2.1, 2.2, 2.3 or 2.5, a registration relating solely to the sale of securities of participants in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the 1933 Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Shares being registered are Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 7.3, the Company shall, subject to the provisions of Section 2.3(c), use commercially reasonable efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder requests to be registered.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.4 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.8 hereof.

(c)    Underwriting Requirements. In connection with any underwritten public offering subject to this Section 2.4 the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters. If the total amount of Registrable Securities requested by Holders to be included in such offering exceeds the amount that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in their sole discretion will not jeopardize the success of the offering of the securities that the Company proposes to register. In no event shall any Registrable Securities be excluded from such offering unless all securities (other than Registrable Securities) proposed to be registered for the account of the Company or other security holders have been first excluded. If the underwriters determine that less than all of the Registrable Securities requested to be registered by Holders can be included in such offering, then the Holders’ Registrable Securities that are included in such offering shall be allocated among such Holders in proportion to the number of Registrable Securities held by each such Holder. For purposes of the immediately preceding sentence, for any selling Holder selling Registrable Securities that is an investment fund, partnership or corporation, the affiliated investment funds, partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.5    Form F-3 Registration. In case the Company shall receive from any Holder (the “F-3 Initiating Holders”) a written request or requests (if made by an Investor, an “Investor F-3 Request”, and if made by a Founder, a “Founder F-3 Request”) that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)    use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of such Holders’ Registrable Securities as specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.5:

(i)    if Form F-3 is not available for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and, in the case of any other holders, such other securities, at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.5 a certificate signed by an executive officer of the Company stating that in the good faith judgment of the Company, it would be seriously detrimental to the Company for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the F-3 Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90)-day period (other than a registration relating to a corporate reorganization or transaction under Rule 145 of the 1933 Act);

(iv)    if the Company has, within the twelve (12)-month period preceding the date of such request, already effected two (2) registrations on Form F-3 for each of the Holders pursuant to this Section 2.5; or

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required under the 1933 Act or the 1934 Act.

(c)    If the F-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwritten public offering, they shall so advise the Company as a part of their request made pursuant to this Section 2.5 and the Company shall include such information in the written notice referred to in Section 2.5(a). The provisions of Section 2.3(b) shall be applicable to such request (with the substitution of Section 2.5 for references to Section 2.3 and the substitution of Investor F-3 Request and Founder F-3 Request for Investor Request and Founder Request, respectively, when referring to Section 2.3(a)).

(d)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the F-3 Initiating Holders. Registrations effected pursuant to this Section 2.5 shall not be counted as requests for registration effected pursuant to Section 2.3.

2.6    Obligations of the Company. Whenever required under this Section 2 to effect a U.S. Qualified IPO or the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    and in no event later than (i) ninety (90) days counted after the date of notice provided for under Section 2.1(b)(ii); or (ii) thirty (30) days after the date of the Investor Request or Founder Request provided for under Section 2.3 or an Investor F-3 Request or Founder F-3 Request provided for under Section 2.5, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective within ninety (90) days after the date of such filing, and, upon the request of any Holder of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred twenty (120) days period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter, from selling any Registrable Securities included in such registration, and (ii) in the case of any registration of Registrable Securities that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable rules, such period shall be extended for the period necessary to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c)    furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)    use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required under the 1933 Act or the 1934 Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)    cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding any provisions of this Section 2.6 to the contrary, the Company shall be entitled to suspend, for a reasonable period of time not to exceed 30 days in the aggregate, the effectiveness or use of, or trading under, any registration statement if the Company shall determine that the sale of any securities pursuant to such registration statement would in the good faith judgment of the Company be seriously detrimental to the Company; provided, however, that the Company shall not be entitled to exercise its rights pursuant to this paragraph more than two times in any calendar year.

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.6, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.7    Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.8    Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Section 2 including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders, which counsel shall be selected by the Holders of a majority of the Registrable Securities proposed to be sold pursuant to any registration statement, shall be borne by the Company. Notwithstanding anything in this Section 2.8 to the contrary, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 or Section 2.5 if the registration request is subsequently withdrawn at the request of the Initiating Holders or F-3 Initiating Holders (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 2.3, the Initiating Holders agree to forfeit their right to one demand registration pursuant to Section 2.3 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.3 and 2.5.

2.9    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.10    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, members and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who Controls such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Applicable Law (including the 1933 Act, the 1934 Act, any foreign or state securities laws or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any foreign or state securities laws), insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any foreign or state securities laws or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any foreign or state securities laws, and the Company will reimburse each such Holder, underwriter, Controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, Controlling Person or other aforementioned Person; provided, further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned Person, or any Person Controlling such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased Shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned Person to such Person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the Shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who Controls the Company, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any Controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Law (including the 1933 Act, the 1934 Act, any foreign or state securities laws or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any foreign or state securities laws), insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this subsection 2.10(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 2.10(b) exceed the net proceeds from the offering received by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action, suit or proceeding, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.10 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

(d)    If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.10(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)    Notwithstanding anything in this Section 2.10 to the contrary, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    The obligations of the Company and Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities

2.11    Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Public Offering;

(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time following ninety (90) days after the effective date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.12    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Registrable Securities that (a) is an Affiliate of such Holder or (b) after such assignment or transfer, holds at least at least four hundred thousand (400,000) shares of Registrable Securities (appropriately adjusted for any share split, dividend, combination, subdivision, recapitalization or the like), in each case, subject to the limitations provided for in Section 6.5, and provided that: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.14 below; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act. For the purposes of this Section 2.12, any assignee or transferee of Registrable Securities and the rights under this Section 2 to cause the Company to register such Registrable Securities from a Founder, Investor, or any Person that has acquired Registrable Securities and such rights from any assignee or transferee of any such Person, in each case in accordance with the provisions of this Agreement, shall be a Founder or Investor, as the case may be.

2.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Founders and all of the Major Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include any of such securities in any registration filed under this Section 2, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included.

2.14    “Market Stand-Off” Agreement.

(a)    Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to a Qualified Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) except for sales of Registrable Securities in a Qualified Public Offering (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 2.14 shall apply only to a Qualified Public Offering, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. The underwriters in connection with a Qualified Public Offering are intended third-party beneficiaries of this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in a Qualified Public Offering that are consistent with this Section 2.14 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing sentence, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 2.14 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(b)    With respect to a U.S. Qualified IPO, each Holder agrees that a legend reading substantially as follows shall be placed on any share certificates issued in relation to Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 2.14):

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S REGISTERED OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

3.    Covenants.

3.1    Delivery of Financial Statements. Without limiting the Company’s obligations pursuant to the Policy Agreement, the Company shall deliver to each Major Investor, each Kaszek Investor, IFC and ICQ (or transferee of such Major Investor, Kaszek Investor, IFC or ICQ):

(a)    as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement and a statement of cash flows for such fiscal year, a balance sheet and statement of shareholders’ equity as of the end of such year, in each case for both the Company and its Subsidiaries on a consolidated and unconsolidated basis, such year-end financial reports to be in reasonable detail, prepared in accordance with the Accounting Standards and audited and certified by independent public accountants of internationally recognized standing selected by the Company and reasonably acceptable to each of the Major Investors;

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, in each case for both the Company and its Subsidiaries on a consolidated and unconsolidated basis;

(c)    as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, a statement showing (i) the number of shares of each class and series of Equity Securities outstanding at the end of the period, (ii) the number of outstanding share options (including the numbers of vested and unvested options as of the end of the period) and the exercise price applicable thereto, and (iii) the number of shares of share options not yet issued but reserved for issuance as of the end of the period, in each case in sufficient detail as to permit the Major Investors to calculate their respective percentage of equity ownership in the Company.

(d)    as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a proposed budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or business plans, or revised budgets or business plans, prepared by the Company;

(e)    with respect to the financial statements called for in subsection (b) of this Section 3.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financial statements were prepared in accordance with IFRS consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by IFRS) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f)    such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investors, Kaszek Investors, IFC or ICQ may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 3.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

3.2    Inspection. Without limiting the Company’s obligations pursuant to the Policy Agreement, if requested, the Company and its Subsidiaries shall permit the designated representatives of any Major Investor, Kaszek Investor, IFC and ICQ, at such Major Investor’s or such Kaszek Investor’s, IFC’s or ICQ’s expense, as applicable, a reasonable opportunity to visit and inspect the Company’s and its Subsidiaries’ properties, to examine their books of account and records and to discuss their affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be requested by such Major Investor, Kaszek Investor, IFC or ICQ; provided, however, that (i) the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information and (ii) the inspection rights contained in this Section 3.2 may be exercised only once during any twelve (12)-month period.

3.3    Pre-Emptive Rights. Subject to the terms and conditions specified in this Section 3.3, the Company hereby grants to each Holder pre-emptive rights with respect to future sales by the Company of its Equity Securities. Each Holder shall be entitled to apportion the pre-emptive rights hereby granted it among itself and its Affiliates in such proportions as it deems appropriate. Without limiting the foregoing, for purposes of this Section 3.3, the term “Holder” includes Affiliates of such Holder. Each time the Company proposes to offer any Equity Securities, the Company shall first make an offering of such Equity Securities to each Holder in accordance with the following provisions:

(a)    The Company shall deliver a notice in accordance with Section 7.3 (“Notice”) to each Holder stating (i) its bona fide intention to offer such Equity Securities, (ii) the number of such Equity Securities to be offered and (iii) the price and terms upon which it proposes to offer such Equity Securities.

(b)    By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Holder may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Equity Securities that equals the proportion that the number of Shares issued and held by such Holder (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of Shares then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) and held by all Holders. The Company shall promptly, in writing, inform each Holder that elects to purchase all the shares available to it (a “Fully-Exercising Holder”) of any other Holder’s failure to do likewise (the “Second Notice”), which shall also set forth the number of Equity Securities not purchased by the other Holders and shall offer the Fully-Exercising Holders the right to acquire such Equity Securities on the same terms and conditions set forth in the Notice. During the five (5)-day period commencing after delivery of the Second Notice, each Fully-Exercising Holder may deliver a written notice to the Company electing to purchase its pro rata share of that portion of the Equity Securities for which Holders were entitled to subscribe, but which were not subscribed for by the Holders, and indicating the maximum number of Equity Securities that it will purchase if any other Fully-Exercising Holder elects not to purchase its pro rata share of the Equity Securities. Each Holder’s pro rata share of the Equity Securities shall be a fraction of the Equity Securities, the numerator of which shall be the number of Equity Securities (including Equity Securities convertible into or exchangeable or exercisable for Shares) owned by such Holder on the date of the Second Notice and the denominator shall be the total number of Equity Securities (including any Equity Securities convertible into or exchangeable or exercisable for Shares) owned by all Fully-Exercising Holders on the date of the Second Notice.

(c)    If all Equity Securities that Holders are entitled to obtain pursuant to subsection 3.3(b) are not elected to be purchased as provided in subsection 3.3(b) hereof, the Company may, during the ninety (90)-day period following the expiration of the period provided in subsection 3.3(b) hereof, offer the remaining unsubscribed portion of such Equity Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Equity Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Holders in accordance herewith.

(d)    The pre-emptive rights in this Section 3.3 shall not be applicable to (i) the issuance or sale of Shares (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board; provided that (a) such share sales or grant of options to purchase shares do not constitute in aggregate a sale or grant of options to purchase shares representing greater than 2.5 percent by par value of the total shares in issuance on the date of the sale of the relevant shares or grant of the relevant share options; and (b) the total number of shares issued to employees and options to purchase shares granted to employees do not exceed in aggregate 10 percent by par value of the total shares in issuance at any time; (ii) the issuance of securities pursuant to a Qualified Public Offering; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; or (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of shares or otherwise, which is unanimously approved by the Board. In addition to the foregoing, the pre-emptive rights in this Section 3.3 shall not be applicable with respect to any Holder in any subsequent offering of Shares if (1) at the time of such offering, the Holder is not an “accredited investor,” as that term is then defined in Rule 501(a) of the 1933 Act and (2) such offering of Shares is otherwise being offered only to accredited investors.

3.4    Employee Agreements. Unless unanimously approved by the Board, all future employees, officers, directors and consultants of the Company and its Subsidiaries who shall receive grants from the Company of Shares or options to purchase Shares shall be required to execute agreements providing for (i) vesting of such Shares or options over a four (4)-year period with the first twenty five percent (25%) of such Shares vesting following twelve (12) months of continued employment or services, and the remaining Shares vesting in equal monthly installments over the following thirty six (36) months thereafter, (ii) a 180-day lockup period in connection with a Qualified Public Offering, and (iii) a right of first refusal in favor of the Company on transfers of such Shares or options until a Qualified Public Offering.

3.5    Controlled Foreign Corporation.

(a)    No later than ninety (90) days following the end of each Company taxable year, and without limiting the Company’s obligations pursuant to the Policy Agreement, the Company shall provide the following to the Major Investors, Kaszek Investors and ICQ, and, upon request, any other Holder: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) reasonable access to such other Company information as may be required by any United States person treated as the holder, directly or indirectly, of a beneficial interest in the Company to determine the Company’s or any of its Subsidiaries’ status as a “controlled foreign corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) and to determine whether the Company or any of its Subsidiaries has generated Subpart F Income (as defined in Section 952 of the Code) (“Subpart F Income”) that may be required to be reported by any United States shareholder (as defined in Section 951(b) of the Code) (“United States shareholder”) on its United States federal income tax return.

(b)    Each Holder shall, upon request, provide the Company with such information as may be required (i) to determine whether the Company or any of its Subsidiaries is a CFC and (ii) to permit the Company or any United States person treated as the holder, directly or indirectly, of a beneficial interest in the Company to comply with any applicable U.S. tax filing obligations.

(c)    Unless the Company reasonably determines, upon the advice of its counsel, that neither it nor any Subsidiary is a CFC, the Company agrees, upon the request of any Holder: (i) to the extent permitted by law, to annually make dividend distributions to its shareholders in an amount up to fifty percent (50%) of the amount of any income that would be deemed distributed to its shareholders pursuant to Section 951(a) of the Code if its shareholders were each United States shareholders and (ii) to use commercially reasonable efforts to minimize Subpart F Income.

3.6    Passive Foreign Investment Company. No later than forty-five (45) days following the end of each Company taxable year, and without limiting the Company’s obligations under the Policy Agreement, the Company shall make available to the Major Investors, Kaszek Investors and ICQ, and, upon request, any other Holders all information that would reasonably permit a determination to be made as to whether the Company or any of its Subsidiaries is expected to be, or was, a “passive foreign investment company” (“PFIC”) within the meaning of section 1297 of the Code for that year. If any Holder reasonably believes there is a possibility that the Company or any of its Subsidiaries will be a PFIC for any taxable year and so notifies the Company, the Company shall, with such advice as may be reasonably requested by the Holders, provide the Holders with the information necessary to permit any United States person treated as the holder, directly or indirectly, of a beneficial interest in the Company or any of its Subsidiaries for this purpose to make a “Qualified Electing Fund” election or file a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto) as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than ninety (90) days following the end of each such taxable year), and shall provide the Holders with reasonable access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement.

3.7    Additional Tax Matters.

(a)    The Company filed an election to be classified as a partnership for U.S. federal income tax purposes on Form 8832 on June 23, 2011, and such election has not been revoked. The Company will not elect to be classified as an entity other than a partnership for U.S. federal income tax purposes, and the Company shall not conduct any activity that would result in the Company either (i) earning unrelated business taxable income as defined in Section 512 of the Code, including unrelated debt-financed income as defined in Section 514 of the Code, or (ii) being engaged in a trade or business within the United States as defined in Section 864(b) of the Code; provided that the Company shall be permitted to be engaged in the trade or business of holding equity interests of another entity treated as a corporation for U.S. federal income tax purposes.

(b)    If any Holder, on its own or on behalf of any United States person treated as the holder of a beneficial interest in the Company for this purpose, notifies the Company that they are subject to the reporting requirements of either or both of Sections 6038 and 6038B, the Company agrees to provide such information as may be necessary to fulfill such person’s obligations thereunder.

(c)    To the extent necessary to prevent any adverse tax consequences under the U.S. Foreign Account Tax Compliance Act and any regulations promulgated thereunder and any intergovernmental agreements in respect thereof (“FATCA”) or as requested by the GIC Investor, as determined in the GIC Investor’s sole discretion, the Company and its subsidiaries shall comply with the applicable requirements of FATCA. Each Investor and each Founder shall provide the Company with any forms and such other information as the Company may reasonably request from time to time for purposes of such FATCA compliance.

(d)    Before any withholding tax shall be applied to any payment from a subsidiary of the Company to the Company or to any payment from the Company to the GIC Investor, Riverwood Investors or IFC, the Company shall timely inform the GIC Investor, Riverwood Investors or IFC, as applicable, about such withholding tax and shall reasonably cooperate with the GIC Investor, Riverwood Investors and IFC to minimize or avoid any such withholding tax. Notwithstanding the foregoing, any payment from the Company or any subsidiary of the Company to IFC shall be made without deduction for any taxes, duties, costs or other charges unless such deduction is required pursuant to Applicable Law (including any laws or regulations with respect to IFC’s immunity from taxation and customs duties in the territories of IFC’s member countries). The Company hereby acknowledges that IFC is immune from all forms of taxation and customs duties, including withholding tax, in the territories of IFC’s member countries. Without prejudice to the second sentence of this Section 3.7(d), the Company will use commercially reasonable efforts to assist IFC, including by preparing necessary forms and other paperwork, to obtain the benefits of any immunity, exemption or relief from taxation to which IFC is entitled with respect to taxes imposed in respect of IFC’s ownership of shares in the Company. The Company further agrees that, at IFC’s request, it will use commercially reasonable efforts to make any filings and to take other actions to recover on IFC’s behalf any taxes withheld or paid which are recoverable, in each case with respect to taxes imposed in respect of IFC’s ownership of shares in the Company, but only to the extent that such filings may be made, or such withheld or paid taxes recovered by the Company, and cannot be legally filed, recovered or obtained, as the case may be, by IFC. If Company is required to withhold or deduct taxes, the Company agrees to provide IFC with 20 calendar days’ advance notice of any amounts to be withheld purportedly representing IFC’s tax liability.

3.8    Directors and Officers Liability Insurance. The Company shall use its commercially reasonable efforts to obtain and maintain, for as long as any representatives of the Investors or the Founders remain on the Board, liability insurance for the Company’s directors and officers and the IFC Observer, in reasonable and customary amounts.

3.9    Indemnification Matters. The Company hereby acknowledges that the Investor Directors and the IFC Observer may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more Investors and certain of their affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director or the IFC Observer are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director or the IFC Observer are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director or the IFC Observer and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director or the IFC Observer, to the extent legally permitted and as required by the organizational documents of the Company (or any agreement between the Company and such Investor Director or the IFC Observer), without regard to any rights such Investor Director or the IFC Observer may have against the Investor Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director or the IFC Observer with respect to any claim for which such Investor Director or the IFC Observer has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director or the IFC Observer against the Company.

3.10    Protective Provisions. For so long as a Major Investor owns at least four hundred thousand (400,000) Shares (as adjusted for any share split, dividend, combination, subdivision, recapitalization or the like), without the prior written consent of each such Major Investor, the Holders shall not approve, and the Company shall not, and shall not permit any of its Subsidiaries to (in each case by amendment of its organizational documents, merger, consolidation or otherwise):

(a)    (i) prior to December 31, 2017, consummate a Liquidity Event in which the consolidated pre-money equity value of the Company and its Subsidiaries is lower than $1.25 billion, or (ii) thereafter consummate an Initial Public Offering that is not a Qualified Public Offering;

(b)    amend the Articles or any of the Company’s Subsidiaries’ constitutive documents, in each case if such amendment would reduce, extinguish or prevent the exercise of any of the powers, preferences or rights of any Holder pursuant to the amended Articles or the constitutive documents of any Subsidiary of the Company or pursuant to this Agreement. For clarification purposes neither (i) the execution, delivery and performance by the Company of the Policy Agreement nor (ii) the creation of a new series of preferred shares of the Company in the context of a financing transaction pursuant to which only Equity Securities subject to the pre-emptive rights under Section 3.3 are issued will not be considered to “reduce, extinguish or prevent the exercise” of the rights of the Holders under this Section;

(c)    consummate any spin-off (cisão) of the Company or any of its Subsidiaries;

(d)    change the authorized number of Directors, except for (i) the admission, in the context of a financing transaction pursuant to which only Equity Securities subject to the pre-emptive rights under Section 3.3 are issued, of new investors that are not Affiliates of any of the Holders and (ii) the appointment of independent Directors (as defined by the rules of the stock exchange on which the Registrable Securities are proposed to be listed) in anticipation of a Qualified Public Offering, which in both cases may be approved in accordance with the Articles and Applicable Law;

(e)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Equity Securities; provided, however, that this restriction shall not apply to (i) the repurchase of Shares from employees, officers, directors, consultants or other persons performing services for the Company or any of its Subsidiaries pursuant to agreements under which the Company has the option to repurchase such Shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, or (ii) a repurchase of Equity Securities from IFC pursuant to the Policy Agreement;

(f)    enter into, amend or terminate any transaction or agreement between or among the Company and its subsidiaries on the one hand and any Founder, senior manager, non-executive employee, officer, director or shareholder of the Company or any Subsidiary of the Company or any of their respective affiliates or, with respect to individuals, any member of any of such person’s immediate family, or any corporation, partnership or other entity in which such person or family member is an officer, director or partner, or in which such person or family member has ownership or economic interests of otherwise controls or participates (each of which, a “related party”); provided that this clause (f) shall not apply to the entry into an agreement for the issuance of sale of any Equity Securities that is subject to the pre-emptive rights under Section 3.3 or the entry by the Company and IFC into the Policy Agreement or the amendment or termination thereof;

(g)    effect the voluntary liquidation, dissolution or winding up of the Company;

(h)    adopt any Share plan, equity incentive plan or similar agreement, or modify or amend any such existing plan or agreement, in each case with respect to the Founders and their Affiliates, including to increase the number of Shares reserved for issuance under such plan or agreement;

(i)    issue any equity securities of any Subsidiary of the Company or any securities convertible or exchangeable for equity securities of any Subsidiary of the Company, in each case, other than such issuances to the Company or a Subsidiary;

(j)    declare or pay any dividends in-kind or make any distributions in-kind, in each case, of any securities of any Subsidiary of the Company or any securities convertible into, or exchangeable for, equity securities of any Subsidiary of the Company; or

(k)    consummate any Subsidiary IPO or an IPO Reorganization.

3.11    Downside Round Protection.

(a)    In the event of issue or sale of Downside Event Shares that results in proceeds payable per Downside Event Share (“Downside Event Price”) of less than the price per Share paid by the May 2014 Investors pursuant to the May 2014 Subscription Agreement and/or by the March 2015 Investors pursuant to the March 2015 Subscription Agreement (in each case, as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like, and for each of the May 2014 Investors and/or the March 2015 Investors, as the case may be, the “Investor Price”) is consummated during the two (2) years following the Closing Date (as defined in the May 2014 Subscription Agreement and/or the March 2015 Subscription Agreement, as applicable), regardless of whether the May 2014 Investors and/or the March 2015 Investors approved or not such issue or sale of the Downside Event Shares (“Downside Event”), then as promptly as practicable but in no event later than immediately prior to or at the same time of the consummation of each and any issuance or sale of Downside Event Shares, the Company shall issue, for nominal consideration (valor simbólico), for the benefit of each of the May 2014 Investors and/or each of the March 2015 Investors, as applicable, a number of Shares equal to the number of Adjustment Shares, as defined pursuant to the following formulas and rounded up to the nearest whole number:

Weighted Average Price =	(Investor Price x Outstanding Shares) + (Downside Event Price x Downside Event Shares)
(Outstanding Shares + Downside Event Shares)

Adjustment Shares =	(Investor Price x Investor Shares) – Investor Shares
Weighted Average Price

(b)    For the purposes of this Section 3.11:

(i)    “Outstanding Shares” shall mean the number of Shares outstanding immediately prior to such issue or sale of Downside Event Shares.

(ii)    “Investor Shares” shall mean the number of Shares subscribed by each applicable May 2014 Investor pursuant to the May 2014 Subscription Agreement and/or by each applicable March 2015 Investor pursuant to the March 2015 Subscription Agreement, as applicable, and in each case as adjusted by any capital increase, share split, share dividend, combination, subdivision, recapitalization or the like, for any reason whatsoever.

(iii)    “Downside Event Shares” shall mean (i) any number of Shares (or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for Shares or preferred shares of the Company, considered as if converted into Shares) to be issued or sold by the Company; (ii) any number of common or preferred equity securities to be issued or sold by any Subsidiary, considered as if converted into Shares; or (iii) any number of equity securities of any Person received by the Holders in exchange for their Shares due to any merger of the Company or of any Subsidiary, such equity securities considered as if converted into Shares; in each case as adjusted by any capital increase, share split, share dividend, combination, subdivision, recapitalization or the like, for any reason whatsoever).

(c)    Any pre-emptive rights pursuant to Section 3.3 shall be calculated considering the additional Adjustment Shares.

(d)    The downside ground protection rights in this Section 3.11 shall not be applicable to (i) the issuance or sale of Shares (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board; (ii) the issuance of securities pursuant to a Qualified Public Offering; and (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable equity securities that were issued prior to the date of this Agreement.

3.12    Foreign Corrupt Practices Act and Applicable Anti-Corruption Laws.

(a)    Prohibition of Corrupt Payments. The Company, its Subsidiaries and the Founders covenant and agree that none of the Company, the Founders nor any of the Company’s or its Subsidiaries’ officers, directors, employees, representatives, consultants, agents or shareholders acting on the Company’s, its Subsidiaries’ or the Founders’ behalf will, or will take any action to, in connection with their involvement in the Company, its Subsidiaries or their business, make, offer, promise, agree to make or authorize any payment or transfer of anything of value, directly or indirectly, to (i) any Government Official; (ii) any political party, party official or candidate; (iii) any other Person while knowing that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (i) or (ii) above; any owner, director, employee, representative or agent of any actual or potential customer of the Company or its Subsidiaries; (iv) any director, employee, representative or agent of the Company or its Subsidiaries, or of their affiliates; or (v) any other person or entity, for the purpose of influencing any act or decision by such person in his official capacity, inducing such person to violate his lawful duty, or securing any improper advantage; in each case in violation of U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) (the “FCPA”), or any similar applicable anti-bribery or anti-corruption laws of Brazil or of any other relevant jurisdiction in which the Company or any of its Subsidiaries conducts business.

(b)    Government Ownership, Change in Ownership or Control. The Company and each of the Founders covenants and agrees that if any Founder, or to the knowledge of the Company, any officer, director, employee, consultant or shareholder of the Company or its Subsidiaries becomes a Government Official in a position to take or influence official action for or against the Company or its Subsidiaries, the Company or such Founder shall disclose such fact in writing to the Investors within thirty (30) days of having learned it. If, in the reasonable opinion of the Investors, such fact substantially increases the risks of possible noncompliance by the Company or its Subsidiaries with applicable anti-bribery or anti-corruption laws, the Company will consider in good faith appropriate actions to mitigate such risks.

(c)    Notification in Case of Breaches. The Company shall immediately notify the Investors of any breaches to the limitations provided for in Section 3.12(a) and Section 3.12(b), which notification shall be made as soon as the Company and/or the Founders become aware of any such breach.

(d)    Accounting and Recordkeeping. The Company shall maintain books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions, assets and liabilities, and shall establish and maintain a system of internal accounting controls that provides reasonable assurance that: (i) its transactions are executed in accordance with management’s authorization; (ii) its transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) it does not maintain off-the-books accounts or more than one set of books, records or accounts.

(e)    Third Parties. The Company has adopted an anti-corruption policy with respect to Company and Subsidiary dealings with third parties, in form and substance reasonably satisfactory to the Investors, as a corporate policy of the Company and its Subsidiaries (the “Anti-Corruption Policy”). The Company shall maintain in effect the Anti-Corruption Policy and the Anti-Corruption Policy shall not be amended, restated, waived or otherwise modified in any material respect without the approval of a majority in interest of the Investors. The Company covenants and agrees that it and its Subsidiaries will comply with the Anti-Corruption Policy in all interactions with third parties.

(f)    Audit. The Company and the Founders covenant and agree that, upon any Major Investor’s request, they will engage an outside firm, at the Company’s expense, to audit the Company and its Subsidiaries to determine compliance with Applicable Laws, which shall include, but shall not be limited to, providing all information and access necessary for the Major Investors or their representatives to audit the books and records of the Company and its Subsidiaries. All such audits will be conducted by an independent audit firm selected by the Major Investors, together, in their sole discretion.

4.    Rights of First Refusal and Co-Sale.

4.1    Rights of Refusal.

(a)    Transfer Notice. If at any time a Holder proposes to Transfer Equity Securities (a “Selling Holder”), then the Selling Holder shall promptly give the Company and each other Holder that is not affiliated with such Holder (a “Remaining Holder”) written notice of the Selling Holder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. If the Transfer is being made pursuant to the provisions of Section 4.4, the Transfer Notice shall state under which specific subsection the Transfer is being made. From the date hereof until the consummation of a Liquidity Event, none of the Founders (or any of their transferees or assignees in accordance with the provisions of this Agreement) shall be permitted to Transfer its Equity Securities pursuant to this Section 4 unless the consolidated pre-money equity value of the Company and its Subsidiaries for such proposed Transfer is equal to or greater than $1.25 billion; provided, however, that even in the event the consolidated pre-money equity value of the Company and its Subsidiaries for such proposed Transfer is equal to or greater than $1.25 billion, each Founder shall only be allowed to Transfer up to $30 million worth of Equity Securities prior to the consummation of a Liquidity Event.

(b)    Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) days from delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all, but not less than all, of the Offered Shares by notifying the Selling Holder of its intention in writing before expiration of such ten (10)-day period. If the Company gives the Selling Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 4.1(e). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 4.1(b) within the period provided, the Offered Shares shall be subject to the options granted to the Remaining Holders pursuant to subsection 4.1(d).

(c)    Additional Transfer Notice. Subject to the Company’s option set forth in Section 4.1(b), if at any time the Selling Holder proposes a Transfer, then, within five (5) days after the Company has declined to purchase all of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Holder shall give each Remaining Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and briefly describe the Remaining Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d)    Remaining Holders’ Right of First Refusal.

(i)    Each Remaining Holder shall have an option for a period of fifteen (15) days from the delivery of the Additional Transfer Notice from the Selling Holder set forth in Section 4.1(c) to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Remaining Holder may exercise such purchase option and purchase all, but not less than all, of his, her or its pro rata share of the Offered Shares (a “Participating Holder” for the purposes of Section 4.1(d) and 4.1(e)), by notifying the Selling Holder and the Company in writing of its intention to purchase its pro rata share of the Offered Shares, before expiration of the fifteen (15)-day period (the “Participating Holder Notice”). Each Remaining Holder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be the number of Shares (including Equity Securities convertible into or exchangeable or exercisable for Shares) owned by such Remaining Holder on the date of the Transfer Notice and denominator of which shall be the total number of Shares (including Equity Securities convertible into or exchangeable or exercisable for Shares) held by all Remaining Holders on the date of the Transfer Notice.

(ii)    In the event any Remaining Holder elects not to purchase its pro rata share of the Offered Shares available pursuant to its option under subsection 4.1(d)(i) within the time period set forth therein, then the Selling Holder shall promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Offered Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Offered Shares not purchased by the other Remaining Holders, and shall offer the Fully Participating Holders the right to acquire the unsubscribed shares. Each Fully Participating Holder shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Holder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase if any other Fully Participating Holder elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Section 4.1(d)(ii), the numerator shall be the same as that used in Section 4.1(d)(i) above and the denominator shall be the total number of Shares (including any Equity Securities convertible into or exchangeable or exercisable for Shares) owned by all Fully Participating Holders on the date of the Transfer Notice. Each Participating Holder shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates (including in the case of an investment fund other investment funds affiliated with such fund), provided that such Participating Holder notifies the Selling Holder of such allocation.

(e)    Payment.

(i)    The Participating Holders shall effect the purchase of the Offered Shares with payment by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 4.1(e).

(ii)    Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Holder and the Company (or the Participating Holders) cannot agree on such cash value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Remaining Holders), the valuation shall be made by an appraiser of recognized standing selected by the Selling Holder and the Company (or the Participating Holders) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Holder, on the one hand, and the Company (and the Participating Holders), on the other, with the half of the total cost borne by the Company and the Participating Holders allocated pro rata to each party, based on the number of shares such party has expressed an interest in purchasing pursuant to this Section 4. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this subsection.

4.2    Right of Co-Sale.

(a)    To the extent the Company and the Remaining Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 4.1, then each Holder other than the Selling Holder (a “Co-Sale Holder” for purposes of this Agreement) that notifies the Selling Holder in writing within twenty (20) days after delivery of the Additional Transfer Notice referred to in Section 4.1(c), shall have the right to participate in such sale of Registrable Securities on the same terms and conditions as specified in the Transfer Notice. Such Co-Sale Holder’s notice to the Selling Holder shall indicate the number of Registrable Securities that the Co-Sale Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Registrable Securities that the Selling Holder may sell in the Transfer shall be correspondingly reduced.

(b)    Each Co-Sale Holder may sell all or any part of that number of Registrable Securities equal to the product obtained by multiplying (i) the aggregate number of Registrable Securities covered by the Transfer Notice that have not been subscribed for pursuant to Section 4.1 by (ii) a fraction, the numerator of which is the number of Shares (including Equity Securities convertible into or exchangeable or exercisable for Shares) owned by the Co-Sale Holder on the date of the Transfer Notice and the denominator of which is the total number of Shares (including Registrable Securities convertible into or exchangeable or exercisable for Shares) owned by the Selling Holder and all of the Co-Sale Holders on the date of the Transfer Notice.

(c)    Each Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Selling Holder a notice informing that such Co-Sale Holder will transfer to the prospective purchaser:

(i)    the number of Shares that such Co-Sale Holder elects to sell; or

(ii)    that number of Registrable Securities that are at such time convertible into the number of Shares that such Co-Sale Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of such Registrable Securities in lieu of Shares, such Co-Sale Holder shall convert such Registrable Securities into Shares and deliver Shares as provided in this Section 4.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)    The Registrable Securities referred to in the notice that the Co-Sale Holder delivers to the Selling Holder pursuant to Section 4.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Registrable Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Holder shall concurrently therewith remit to such Co-Sale Holder that portion of the sale proceeds to which such Co-Sale Holder is entitled by reason of its participation in such sale. The Co-Sale Holders shall not be required to provide the prospective purchaser or purchasers any operational representations and warranties, indemnification or guarantees relating to the Company and its Subsidiaries. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Holder exercising its rights of co-sale hereunder, the Selling Holder shall not sell to such prospective purchaser or purchasers any Registrable Securities unless and until, simultaneously with such sale, the Selling Holder shall purchase such shares or other securities from such Co-Sale Holder for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

4.3    Non-Exercise of Rights. To the extent that the Company and the Remaining Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 4.1 and the Co-Sale Holders have not exercised their rights to participate in the sale of the remaining Offered Shares within the time periods specified in Section 4.2, the Selling Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the remaining Offered Shares upon terms and conditions (including the purchase price) no more favorable to the Selling Holder than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the remaining Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event the Selling Holder does not consummate the sale or disposition of the remaining Offered Shares within the thirty (30)-day period from the expiration of these rights, the Company’s first refusal rights, the Remaining Holders’ first refusal rights and the Co-Sale Holders’ co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Holders under this Section 4 to purchase Registrable Securities from the Selling Holder or participate in sales of Registrable Securities by the Selling Holder shall not adversely affect their rights to make subsequent purchases from the Selling Holder of Equity Securities or subsequently participate in sales of Registrable Securities by the Selling Holder.

4.4    Limitations to Rights of Refusal and Co-Sale. Notwithstanding anything in Sections 4.1 and 4.2 to the contrary, the first refusal rights of the Company and first refusal and co-sale rights of the Holders shall not apply to (a) the Transfer of Registrable Securities (x) to an Affiliate of such Holder or (y) in the case of the Transfer by a Holder that is a venture capital, private equity or other similar investment fund in connection with a distribution of the Equity Securities upon liquidation or dissolution of such Holder, to the partners, members, shareholders or other equity holders of such Holder; (b) any sale of Registrable Securities to the public pursuant to an Initial Public Offering; or (c) a repurchase of Equity Securities from IFC pursuant to the Policy Agreement; provided, however, that in the case of clause (a), (i) the Holder shall inform the Company of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Holder under this Agreement with respect to the transferred Registrable Securities, including any limitations on Transfers. Such transferred Registrable Securities shall remain Registrable Securities hereunder, and such pledgee, transferee or donee shall be treated as the Holder for purposes of this Agreement; provided, however, that in the case of a Transfer pursuant to clause (a)(y), none of (i) the rights to cause the Company to register Registrable Securities pursuant to Section 2, (ii) the pre-emptive rights pursuant to Section 3.3 or (iii) the first refusal and co-sale rights pursuant to this Section 4 shall inure to any such transferee, and any such transferee shall not be treated as a Holder for purposes of Section 2 or Section 3.3, as applicable, or as a Remaining Holder or Co-Sale Holder, as applicable, for purposes of Section 4.

4.5    Prohibited Transfers.

(a)    Notwithstanding anything in this Agreement to the contrary, no Holder shall: (i) Transfer, or attempt to Transfer, any Equity Securities in the Company to any of the individuals or entities named on (x) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter, or (y) the World Bank Listing of Ineligible Firms (each, a “Debarred Person”); or (ii) vote in favor of or consent to any liquidation, dissolution, winding-up, merger, consolidation or other transaction that constitutes a Liquidity Event which would result in (1) the Holders receiving Equity Securities of a Debarred Person or a Person that engages in the activities set forth in Exhibit B (or, with respect to the activities set forth in the second, third, fourth and fifth items of Exhibit B (the “Specified Activities”), that primarily engage in such Specified Activities), or (2) the Holders (if such Holders includes IFC) and a Debarred Person or a Person that engages in the activities set forth in Exhibit B (or, with respect to the Specified Activities, that engages primarily in such Specified Activities) being holders of the Equity Securities of the Company or a Subsidiary any surviving or successor Person. Each Holder shall cause the Company to, and the Company shall, refuse to recognize any purported Transfer or Equity Securities in the Company in violation of this Section 4.5(a), or record or register any such Transfer of Equity Securities in the Company in its Register of Members; provided, that after consummation of any admission of Equity Securities of the Company to listing on any securities exchange and/or to trading on any public market, this Section 4.5(a) shall not apply to a sale of Equity Securities of the Company on any open market. Except as otherwise provided in this Agreement, no Holder will Transfer or otherwise encumber or dispose of in any way, all or any part of, or any interest in, any Equity Securities. Any purported Transfer or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. For sake of clarity, a retailer that engages the Specified Activities but for which those Specified Activities do not constitute a majority of such retailer’s revenues shall not be considered to be a Person engaging primarily in such Specified Activities.

(b)    The Founders and Investors each acknowledge and agree that the covenants set forth in Section 4 are intended to ensure that the Founders and Investors are able to achieve liquidity with respect to their investment in the Company on equivalent terms. Accordingly, each of the Founders and Investors agree that they shall not attempt to avoid the provisions of this Section 4 through the creation of intermediate entities or by way of another restructuring of his or its investment in the Company.

4.6    Preservation of Certain Rights. To the extent one or more rights of an Investor under this Agreement are conditioned on such Investor holding at least 400,000 Shares (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like), such Investor shall continue to have such rights even after such time as it owns less than 400,000 Shares (as so adjusted) if: (i) such Investor, as a Selling Holder, delivers a Transfer Notice to the Company and the Remaining Holders pursuant to Section 4.1(a) or a Co-Sale Holder’s notice pursuant to Section 4.2(a), (ii) according to the Transfer Notice or Co-Sale Holder’s notice, such Investor proposes to Transfer all, but not less than all, of the Equity Securities it then holds, (iii) one or more Remaining Holders exercise their right of co-sale under Section 4.2 with respect to such Transfer and (iv) as a result, such Investor is unable to Transfer all of its Equity Securities to the proposed transferee; provided that such Investor shall continue to have such rights only until such time as it no longer owns the Equity Securities it was unable to Transfer.

4.7    Drag-Along Right.

(a)    If prior to completion of a Qualified Public Offering, and subject to the provisions of Section 3.10 and Section 4.5, Holders who hold in the aggregate a majority of the then outstanding Shares approve a proposed Liquidity Event with a bona fide third party acquiror in exchange for cash and/or highly liquid publicly traded stock that is listed on a major global exchange as consideration (“Acquisition”), then as long as the transaction price (on a per share basis) is higher than (i) 1.5x the price per share paid for the Shares in the March 2015 Subscription Agreement within the first anniversary of the “Closing Date”, as defined in the March 2015 Subscription Agreement; (ii) 1.75x the price per share paid for the Shares in the March 2015 Subscription Agreement between the first and second anniversary of the “Closing Date”, as defined in the March 2015 Subscription Agreement; and (iii) 2.0x the price per share paid for the Shares in the March 2015 Subscription Agreement after the second anniversary of the “Closing Date”, as defined in the March 2015 Subscription Agreement, then each Holder shall: (A) at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, vote any equity interest of the Company that the Holder then holds or of which the Holder otherwise then has beneficial ownership (1) in favor of approval of the Acquisition, and (2) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between the Company and any person or entity other than the acquiring party in the Acquisition or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Acquisition or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled; and (B) if the Acquisition is structured as (1) a merger, consolidation or sale of assets, each Holder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of assets, or (2) a sale of equity interests, each Holder shall agree to sell all of the equity interests and rights to acquire any equity interests of the Company on the terms and conditions approved by the Company and the Major Investors pursuant to Section 3.10 and Holders who hold in the aggregate a majority of the then outstanding Shares; provided, in each case, that (I) the aggregate consideration receivable by all Holders shall be allocated among the Holders pro rata based on their ownership and (II) each Equity Security of the Company will be entitled to receive the same form of consideration as a result of such Acquisition and all payments shall be made at the same time.

(b)    Each Holder hereby constitutes and appoints as the proxy of such Holder and hereby grants a power of attorney to the Chief Executive Officer of the Company with full power of substitution, solely with respect to the matters set forth in this Section 4.7, and hereby authorizes the Chief Executive Officer to represent and to vote on its behalf, if and only if such Holder either (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Holder’s Shares in favor of the approval of an Acquisition pursuant to and in accordance with the terms and provisions of this Section 4.7. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the other Parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires. Each Holder hereby revokes any and all previous proxies or powers of attorney with respect to the Shares, solely with respect to the ability of any third party to vote on the matters set forth in this Section 4.7, and shall not hereafter, unless and until this Agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth in this Section 4.7.

(c)    In accordance with the terms of Section 4.7(a) hereof, the Holders shall take all reasonably necessary and desirable actions, including the execution and delivery of such agreements and such instruments, and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to an Acquisition and (ii) effectuate the allocation and distribution of the aggregate consideration upon the closing of the Acquisition; provided, that no Holder shall be required to make any representations or warranties other than as to such Holder’s ownership of the Shares that he, she or it is transferring and/or voting (and not as to any other Person’s ownership of Shares), and provided, further, that no Holder shall have any liability for indemnification or contribution unless all Holders are similarly providing such indemnification and contribution and such required indemnification or contribution obligations shall be several, rather than joint, and the maximum obligation of any Holder under such provisions shall be limited to the amount of such Holder’s proceeds (whether cash or otherwise) from the Acquisition.

5.    Voting Provisions; Board Matters.

5.1    Board Size. Each Holder shall vote, or cause to be voted, at each regular or special meeting of shareholders (or by written consent) all voting securities of the Company then owned by such Holder (or as to which such Holder has voting power) to ensure that, and to ensure that the Articles provide that, the size of the Board shall be set and remain at ten (10) directors. On or prior to May 22, 2017, the Board shall constitute and maintain the audit committee, whose members shall all be Directors. On or prior to August 22, 2017 the Board shall constitute and maintain the nominating and corporate governance committee and the compensation committee whose members shall all be the Directors, and the IFC Observer shall be permitted to attend all meetings of these three committees, subject to the terms of the Policy Agreement. In addition, the Investor Director designated by the Riverwood Investors shall be entitled to serve on any of these committees. Any financial audit of the Company must be in compliance with the Accounting Standards and approved by the audit committee.

5.2    Election of Directors.

(a)    In any election of Directors, the Holders shall cast each vote at any regular or special meeting of shareholders (or by written consent) for all voting securities of the Company then owned by them (or as to which they then have voting power) to elect (i) two (2) directors nominated by the Tiger Investors for so long as the Tiger Investors hold at least 400,000 Shares, in their sole discretion, one of whom shall initially be Lee Jared Fixel; (ii) one (1) director nominated by Clemenceau for so long as Clemenceau holds at least 400,000 shares (subject to Section 4.6), in its sole discretion, who shall initially be Cássio Casseb; (iii) one (1) director nominated by the GIC Investor for so long as the GIC Investor holds at least 400,000 shares (subject to Section 4.6), in its sole discretion; (iv) one (1) director nominated by the Riverwood Investors for so long as the Riverwood Investors hold at least 400,000 shares, in their sole discretion, who shall initially be Francisco Alvarez-Demalde; and (v) two (2) directors nominated by the holders of a majority of the voting securities of the Company then held by the Founders.

(b)    In the absence of any nomination from the Persons with the right to nominate a Director as specified above, the Director or Directors previously nominated by such Persons and then serving shall be reelected if still eligible to serve as provided herein.

(c)    To the extent that the application of subsection 5.2(a) and 5.2(b) above shall result in the designation of less than all of the authorized Directors, then any remaining Directors shall be nominated and elected by the Holders entitled to vote thereon in accordance with, and pursuant to, the Articles.

5.3    Removal; Vacancies. Any Director may be removed from the Board in the manner allowed by Applicable Law and the Articles, but with respect to any Director nominated pursuant to subsection 5.2(a) or 5.2(b) above, only upon the vote or written consent of the Holders entitled to nominate such director. Any vacancy created by the resignation, removal or death of a Director elected pursuant to Section 5.2 above shall be filled pursuant to the provisions of Section 5.2.

5.4    Actions Requiring Majority Board Approval. Subject to Section 3.10 and Section 5.5 of this Agreement, each of the following matters, with respect to the Company or any of its Subsidiaries, shall fall within the competence of the Board and its approval shall require the affirmative vote of a majority of the Directors then in office:

(a)    Acquisition of equity or convertible securities or assets representing an amount over five percent (5%) of the consolidated gross revenues of the Company measured from the last audited financial statements available;

(b)    Conversion or exchange (through merger with another entity) or transfer of equity or convertible securities or assets representing an amount over five percent (5%) of the consolidated gross revenues of the Company measured from the last audited financial statements available (subject to the approval requirements for Liquidity Events set forth in Section 3.10(a));

(c)    the sale, lease or other transfer of any real estate property;

(d)    the sale, lease, license or other transfer to a third party of all or substantially all of the intellectual property of the Company and its Subsidiaries;

(e)    the issuance of any Equity Securities within the limit of the authorized capital;

(f)    the entering into or conducting of any line of business other than those currently engaged as of the date hereof;

(g)    the purchase or the receipt of options to purchase Shares or other Equity Securities from future employees, officers, directors and consultants;

(h)    any waiver of the requirements of Section 3.4;

(i)    the establishment (and amendments thereto) of any bonus payment or issuance of Equity Securities to any employee, officer, director, manager, consultant, or service provider, other than an issuance of Equity Securities subject to Section 3.3;

(j)    the payment or declaration of any dividend on the Shares or any other share capital;

(k)    any Guarantees for the benefit of a third party that is not the Company or one of its Subsidiaries (and, in that case, only in the ordinary course of business);

(l)    the Company and its Subsidiaries’ annual budget and business plan and strategic plans and any changes thereto;

(m)    any capital expenditures in excess of the amount set forth in the annual budget;

(n)    the appointment of the officers of the Company, including the Chief Executive Officer, the Chief Financial Officer and the Controller, and of the officers and board members of the Subsidiaries, and hiring and dismissing such executives;

(o)    any marketing expenses in excess of the approved annual budget;

(p)    any material changes to commercial practices, including term of installment payments;

(q)    any sale, lease or disposal of assets in excess of R$2,000,000, whether in a single transaction or in a series of, related or unrelated, transactions;

(r)    the creation of a form agreement regarding proprietary information and the assignment of inventions for employees and consultants, and any amendment thereto;

(s)    the contracting of any commercial agreement in excess of R$10,000,000 (other than the purchase of product for retail sale on the websites of the Company and its Subsidiaries), whether in a single transaction or in a series of related or unrelated transactions; and

(t)    the commencement or settlement of any lawsuit, arbitration or other legal proceeding involving amounts in excess of R$2,000,000 individually or in the aggregate.

5.5    Actions Requiring Unanimous Board Approval. Subject to Section 3.10 of this Agreement, each of the following matters, with respect to the Company or any of its Subsidiaries, shall fall within the competence of the Board and its approval shall require the unanimous affirmative vote of all of the Directors then in office:

(a)    the establishment (and amendments thereto) of any bonus payment or issuance of Equity Securities to any Founder, other than an issuance of Equity Securities subject to Section 3.3;

(b)    any Indebtedness that would result in the ratio of consolidated Indebtedness of the Company and its Subsidiaries to accounts receivables from credit cards (contas a receber de cartão de crédito) to be greater than or equal to three (3);

(c)    any material change in the line of business of the Company and its Subsidiaries;

(d)    the request for a judicial arrangement with creditors or voluntary petition for bankruptcy;

(e)    the entering into hedging and other derivatives instruments;

(f)    the granting of any loans (i) to any individual or entity (other than the Company or any of its Subsidiaries) in any amount; and (ii) to any of the Company and its Subsidiaries, whether in a single transaction or in a series of related or unrelated transactions in excess of R$2,000,000; and

(g)    the waiver of the pre-emptive rights contemplated by Section 3.3(d)(iv).

5.6    Meetings. The Board shall hold a regularly scheduled meeting at least once every calendar quarter. Extraordinary meetings of the Board may be called by the Chief Executive Officer of the Company, by the Chairman of the Board, by any two (2) Directors or by any Director appointed by the Investors, upon at least ten (10) calendar days’ prior written notice by e-mail to all Directors and the IFC Observer, together with an agenda and relevant documentation, unless otherwise unanimously agreed by the Directors. A Director’s attendance at a meeting shall constitute a waiver of notice of such meeting, except when the Director attends for the express purpose of objecting to the transaction of any business because the meeting is improperly called or convened. Meetings of the Board shall take place either in São Paulo, Brazil or in the United States, and the participation of Directors (and the IFC Observer) via telephone or video conference shall be permitted.

5.7    Share Legend. (a) The register of members of the Company shall have a legend reading substantially as follows for all of the Holders:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND THE SALE, PLEDGE, ASSIGNMENT, TRANSFER OR VOTING OF SUCH SHARES IS SUBJECT TO THE TERMS AND CONDITIONS OF SAID SHAREHOLDERS’ AGREEMENT. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID SHAREHOLDERS’ AGREEMENT.”

(b)    The Company shall cause the following language to be included in the relevant pages of the Subsidiaries’ registered share register and in any certificates representing Equity Securities that are subject to this Agreement a legend, in the language of the jurisdiction of the Subsidiary, which translates into the following legend in English:

“THE SHARES HELD BY [NAME OF SHAREHOLDER] ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER, VOTING ARRANGEMENTS, AND OTHER PROVISIONS SET FORTH IN A SHAREHOLDERS’ AGREEMENT OF NETSHOES (CAYMAN) LIMITED, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY, AND SUCH TRANSFER WILL BE NULL AND VOID, UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT. ANY TRANSACTIONS ENTERED INTO BY THE COMPANY OR ANY SHAREHOLDER IN VIOLATION OF SUCH SHAREHOLDERS’ AGREEMENT WILL BE NULL AND VOID.”

5.8    No Liability for Election of Recommended Directors. Neither any Party to this Agreement, nor any officer, director, shareholder, member, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

5.9    No Conflicting Voting Agreements. Except for this provisions of this Section 5, neither any of the Holders nor any affiliates thereof shall deposit any Shares of the Company beneficially owned by such Holder or affiliate in a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting of such Shares that is inconsistent with the terms of this Agreement.

5.10    IFC Observer. The Company, the Founders and the Investors acknowledge and agree that, pursuant to the Policy Agreement, for as long as IFC holds at least thirty-three percent (33%) of the number of Shares subscribed by IFC pursuant to the March 2015 Subscription Agreement (as such corresponding number shall be adjusted for any applicable share splits, share dividends, combinations, subdivisions, recapitalizations or the like), IFC shall have the right to nominate one observer (the “IFC Observer”) to attend, in a nonvoting observer capacity, all meetings of the Board and any committees thereof and, in this respect, the IFC Observer shall have access to all information granted to the Board of Directors in their capacity as Directors of the Company (including notices, consents, minutes, financial statements, agendas, and other materials, in each case to be received at the same time and in the same manner as received by directors seated on the Board). The IFC Observer may provide to IFC any information that the IFC Observer receives from the Company, and may provide periodic reports to IFC. IFC and the IFC Observer (without prejudice to the preceding sentence) shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which IFC or the IFC Observer shall become privy by reason of this provision or the rights it creates (collectively, the “Confidential Information”); provided, however, that IFC and the IFC Observer may disclose Confidential Information to any officer, employee or representative of IFC or legal counsel, rating agency, accountants or representatives for IFC (each of the foregoing persons, a “Permitted Disclosee”). IFC shall be permitted to disclose such Confidential Information to other members of the World Bank Group. IFC and the IFC Observer shall only use the Confidential Information for purposes of monitoring and evaluating IFC’s investment in the Company. The foregoing confidentiality provisions shall not, however, be applied to any information that is generally available to the public or that is or has been made known or disclosed to IFC or the IFC Observer by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, that the Board may exclude the IFC Observer from attendance at such meetings or access to such information if the Board determines that doing so is necessary for reasons of material conflicts of interest as determined in good faith by the Board or to protect highly confidential information or to preserve attorney-client privilege. The Company covenants that, consistent with Section 3.9, it will indemnify the IFC Observer to the maximum extent that the Company indemnifies members of the Board, and the Company will not take any action to amend its Charter to prohibit the Company from complying with such obligation. IFC may remove the IFC Observer at any time and shall be entitled to nominate another IFC Observer in place of any IFC Observer so removed. In the event of the resignation, retirement or vacation of office of the IFC Observer, IFC shall be entitled to designate another IFC Observer in place of such IFC Observer.

5.11    Policy Agreement. The Investors and the Company acknowledge that, concurrent with the execution and delivery of this Agreement and in connection with the March 2015 Subscription Agreement, the Company and IFC are entering into the Policy Agreement. The Company and IFC acknowledge and agree that in the event of any conflict in interpretation or implementation between this Agreement and the Policy Agreement, this Agreement shall control and the Company shall act in accordance with this Agreement; provided, however, that in the event of an amendment to a provision of this Agreement that creates a conflict with a provision of the Policy Agreement, as determined in good faith by IFC in its sole and reasonable discretion, such amended provision shall not control with respect to the Policy Agreement without the written consent of IFC to such amendment.

5.12    Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause its share certificates evidencing the Shares issued after the date hereof to bear the legend required by Section 5 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of share capital of the Company upon written request from such Holder to the Company at its registered office. The Parties hereto do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by Section 5 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 5, shall not affect the validity or enforcement of this Agreement.

6.    Key-men Provision; Non-Compete, Non-Hire and Non-Solicitation; Lock-Up.

6.1    Key-men Provision. Marcio Kumruian hereby acknowledges and recognizes that the Investors have made their respective investments under the assumption that he, as a founder and executive of the Company and its Subsidiaries since its inception, has been instrumental to the success of the Company and its Subsidiaries, that the establishment and maintenance of a sound management is essential to protecting and enhancing the best interests of the Company and its shareholders and the Subsidiaries of the Company, as well as that the Company and its Subsidiaries would find it extremely difficult or impossible to replace Marcio Kumruian in the near future. Therefore, Marcio Kumruian further acknowledges and recognizes that the Investors expect that Marcio Kumruain continue, at least during the Lock-Up Period, to faithfully render such executive, managerial, administrative and other services as are customarily associated with and incident to his positions as founder, shareholder and executive of the Company and its Subsidiaries, as it may from time to time reasonably require.

6.2    Non-Compete.

(a)    In addition, each Founder hereby undertakes, during the time that he continues to render services related to the management of the day-to-day business and affairs of the Company, including the administration, handling and supervision of the Company’s overall business (the “Services”), and for an additional period of two years following the rendering of the Services by such Founder, not to participate, directly or indirectly, unless otherwise authorized in writing by the Investors, in any type of e-commerce business in Latin America or sporting goods retail business in Latin America (“Company Business”), by whatever means, provided, however, that any such Founder shall be allowed to own, directly or indirectly, shares, quotas, rights or financial interest in a company, venture, association or other entity engaged in the Company Business to the extent such Founder is not deemed an Affiliate by reason of such ownership or otherwise.

(b)    To this effect, each Founder will not do any of the following, directly or indirectly, including through any Affiliates or immediate family members of such Founder (i.e., parents, children and spouses), during the time that he continues to render Services, and for an additional period of two (2) years following the rendering of the Services by such Founder: (i) operate, develop, exploit, invest, engage or pursue any business engaged in the Company Business or any portion thereof, or operate, offer or sell products or services for any business engaged in the Company Business or any portion thereof; (ii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity directly or indirectly involved, in whole or in part, in the Company Business or any portion thereof; and (iii) perform consulting or related services directed to or related to the Company Business or any portion thereof.

6.3    Non-Hire and Non-Solicitation. In addition to the foregoing, each Founder hereby further undertakes, directly or indirectly, including through any Affiliates or immediate family members (i.e. parents, children and spouses), during the time he continues to render Services, and for an additional period of two (2) years following the rendering of the Services, (i) not to hire any employee or person connected with the Company or any of its Subsidiaries or to induce or try to induce any employee or person connected with the Company or any of its Subsidiaries to leave his or her employment or fail to render services to the Company and its Subsidiaries; and (ii) not to induce or try to induce any of the suppliers and/or clients of the Company and its Subsidiaries to cease or reduce their business with the Company and its Subsidiaries.

6.4    Liquidated Damages. The Founders understand that the foregoing restrictions may limit the ability of the Founders to earn a livelihood in a business similar to the business of the Company and its Subsidiaries, but nevertheless believe that they have received and shall receive sufficient consideration and other benefits, as a Holder and an employee of the Company and its Subsidiaries and as otherwise provided hereunder, to justify such restrictions which, in any event (given the education, skills and ability of the Founders), the Founders believe would not prevent the executive from earning a living. The violation of any of the provisions of this Section 6 shall subject the defaulting Founder to pay the Investors liquidated damages equivalent to R$124.0 million plus damages effectively incurred by reason of the violation. Such liquidated damages shall be shared among the Investors proportionately based on the aggregate purchase price paid by each Investor for the Shares it then holds.

6.5    Lock-Up Period. In addition to the provisions of this Section 6 and except to the extent permitted by Section 4.1(a), the Founders shall not Transfer any Registrable Securities to any third parties, until the consummation of a Liquidity Event (“Lock-Up Period”) without the prior written approval of the Major Investors; provided that the Founders shall be allowed to sell any of their Registrable Securities in such Liquidity Event as set forth herein.

7.    Miscellaneous.

7.1    Confidentiality. The Company and the Founders shall not disclose any information with respect to this Agreement, including the identity of the Investors and the number of Shares held by each such Investor, unless (a) if previously authorized in writing by each applicable Investor; or (b) as required to comply with any Applicable Law (and then only after providing advance notice to each applicable Investor of such disclosure).

7.2    Entire Agreement. Except as set forth in Section 5.11, this Agreement and Schedule A hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among the parties hereto with respect to the subject matter hereof, in particular to the voting, transfer of securities or giving of written consents with respect to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, the Existing Shareholders’ Agreement is hereby amended and restated in its entirety and superseded as of the date hereof by this Agreement.

7.3    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when personally delivered to the intended recipient or when sent by e-mail, telecopy or facsimile followed by (if the recipient is IFC) the mailing of a copy as set forth in clause (b) or (c) below; provided, that notice to IFC by e-mail shall not be deemed effective until such time as IFC acknowledges receipt of such notice by return e-mail (provided, for the avoidance of doubt, that the requirements of clauses (b) and (c) below are also met); (b) on the second business day after the date sent when sent by a nationally recognized overnight courier service; or (c) five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, if to the Founders or the Investors, to their addresses set forth on Schedule A attached hereto, and if to the Company, to its registered office in the Cayman Islands. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.4    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, United States of America, without regard to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

7.5    Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, heirs, and permitted successors and assigns.

7.6    Counterparts. This Agreement may be executed in any number of counterparts of the signature pages, each of which shall be considered an original and all of which together shall constitute one instrument.

7.7    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.8    Interpretative Provisions. A reference to a statutory provision includes a reference to: (a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and (b) any subordinate legislation made under the statutory provision by any Person (whether before or after the date of this Agreement). The words “hereof,” “herein,” and “hereunder,” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

7.9    Specific Performance. The Parties hereby expressly recognize and agree that (a) they would be irreparably damaged by any Party’s failure to comply with any of its respective obligations under any of the provisions of this Agreement, (b) damages for such failure to comply might not be easily calculated, and (c) the payment of damages would not constitute an adequate remedy for such failure to comply. Any action taken by any Party hereto in contravention of this Agreement shall be null, void and without legal effect.

7.10    No Rights in Third Parties. The provisions of this Agreement are for the benefit of the Company, the Founders and the Investors and are not intended to be for the benefit of any Person to whom any debts, liabilities or obligations are owed, or who otherwise has any claim against the Company, the Founders, the Investors and no creditor or other Person shall obtain any rights under such provisions or solely by reason of such provisions shall be able to make any claims in respect of any debts, liabilities or obligations against the Company, the Founders or the Investors.

7.11    Assignments; Binding Effect on Transferees, Heirs, Successors and Assigns. Subject to Section 6.5, the rights of the Holders granted hereunder are assignable (i) to any other Holder, (ii) to a partner or Affiliate of such Holder or (iii) subject to the limitations set forth herein, to an assignee or transferee who acquires some or all of the Registrable Securities held by a particular Holder in accordance with this Agreement, it being understood and agreed that (i) the assignability of the rights of the Investors and the Founders under Section 2 is subject to the limitation set forth in Section 2.12 and (ii) all other rights expressly stated to be exercisable by the Investors and the Founders in their capacity as such shall not be assignable to any other Holder. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, the Parties and their respective successors, heirs, legal representatives and permitted transferees and assigns; provided that for any such Transfer to be deemed effective, the transferee shall have executed and delivered to the Company in advance a signature page to this Agreement reasonably acceptable to the Company. The Company shall not record any Transfer of Shares on its books or issue any certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.11. Upon the execution and delivery by a transferee of a signature page to this Agreement reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages hereto.

7.12    Successors. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.13    Amendment. Subject to Section 5.11, any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and all of the Founders and all of the Major Investors; provided, however, that amendments to this Agreement made in the context of a financing transaction that does not adversely alter the rights and obligations of any Holder and in which only Equity Securities subject to the pre-emptive rights under Section 3.3 are issued shall require only the written consent of the Company and Holders that own a majority of the then outstanding Equity Securities; provided, further, that if any such amendment or waiver would adversely affect the obligations or rights of one or more Holders in a different manner than the other Holders, no such amendment or waiver shall be effective against any Holder that has not consented to such amendment or waiver in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company.

7.14    Termination. This Agreement shall terminate and be of no further force or effect upon the occurrence of a Liquidity Event; provided, that the provisions of Section 2 (Registration Rights), Section 6.2 (Non-Compete), Section 6.3 (Non-Hire and Non-Solicitation), Section 6.4 (Liquidated Damages) and Section 7 (Miscellaneous) shall survive the termination of this Agreement; and provided, further, that if the Liquidity Event is not a public offering of the Company or any successor entity thereto, the provisions of Section 4.5(a) (Prohibited Transfers) shall survive the termination of this Agreement unless the sole consideration to IFC from such Liquidity Event is cash and/or Equity Securities of a highly liquid publicly traded stock that is listed on a major global exchange (in which case Section 4.5(a) would not survive the Liquidity Event).

7.15    Further Assurances. The Founders and the Investors covenant and agree that they shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to effectuate and carry out the intent and purposes of this Agreement and each provision hereof or to comply with the requirements for the operation of an exempted limited company under the laws of the Cayman Islands and all other jurisdictions in which the Company or its Subsidiaries may from time to time conduct business.

7.16    Dispute Resolution.

(a)    Any disputes, differences or claims whatsoever arising out of or related to this Agreement, including but not limited to its existence, validity, interpretation, performance, termination or breach (each a “Dispute”) shall first be submitted for amicable resolution by a written request for negotiation from any Party to this Agreement, setting out brief details of the Disputes, to all of the other Parties, delivered in the manner described in Section 7.3 above (a “Dispute Notice”). Upon delivery of the Dispute Notice, the parties to the Disputes shall attempt to resolve any Disputes amicably. If for any reason the parties to the Disputes do not amicably resolve the Disputes within thirty (30) days after delivery of the Dispute Notice, the Disputes shall, upon the election of any party to the Disputes, be submitted to final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein.

(b)    The arbitration proceeding shall be conducted by a tribunal of three (3) arbitrators:

(i)    If there are only two (2) parties to the arbitration, one arbitrator shall be nominated by the claimant and the other shall be nominated by the respondent in accordance with the Rules, and the third arbitrator, who shall serve as the president of the arbitral tribunal, shall be nominated by the parties, through their party-nominated arbitrators, within fifteen (15) days from the confirmation by the ICC Court of Arbitration (“ICC Court”) of the appointment of the second arbitrator. In the event that one of the parties fails to timely nominate an arbitrator, the appointment shall be made by the ICC Court. Should the parties be unable to timely agree upon the selection of the president of the arbitral tribunal, the president shall be appointed by the ICC Court within ten (10) days of a request for an appointment or as soon as practicable thereafter.

(ii)    In the event that the arbitration proceeding involves multiple claimants or multiple respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall each nominate one arbitrator in accordance with the Rules, and those two party-nominated arbitrators shall, within fifteen (15) days from the confirmation by the ICC Court of the appointment of the second such arbitrator, jointly nominate the president of the arbitral tribunal. In the absence of such joint nomination either by the joint claimants or by the joint respondents, the ICC Court shall appoint the arbitrators for both the claimants and the respondents. If the two arbitrators nominated by the joint claimants and joint respondents respectively fail to timely and jointly nominate a president of the arbitral tribunal, the ICC Court shall appoint the president of the arbitral tribunal within ten (10) days of a request for appointment or as soon as practicable thereafter. If at any time a vacancy occurs in the arbitral tribunal, the vacancy shall be filled in the same manner and subject to the same requirements as provided for in the original appointment to that position.

(c)    The arbitration shall be held, and the award shall be rendered in São Paulo, SP, in English and Portuguese. In the event of any inconsistency or conflict between the English and Portuguese versions of the award, the English version shall prevail. The prevailing party or parties, as determined by the arbitral tribunal, shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing party or parties.

(d)    For the avoidance of doubt, this Section 7.16 equally binds all parties to this arbitration agreement. The Parties hereby agree to submit to and comply with all the terms and conditions of this Section 7.16, which shall be in full force and effect, irrevocable, and subject to specific performance, if necessary, under Section 7.9 of this Agreement. The parties expressly agree that no additional instrument or condition is required to give this Section 7.16 full force and effect, including but not limited to the “compromisso” under article 10 of Brazilian Law No. 9,307 of September 23, 1996.

(e)    Each party retains the right to seek the judicial assistance of any court of competent jurisdiction to: (i) compel arbitration; (ii) apply for interim measures of protection of rights prior to the constitution of the arbitral tribunal, and any such action shall not be construed as a waiver of the arbitration proceedings by the parties; (iii) enforce any decision of the arbitral tribunal, including the final award, and (iv) pursue other proceedings expressly permitted by Brazilian Law No. 9,307 of September 23, 1996. Without prejudice to such provisional remedies as may be available under the jurisdiction of any court, the arbitrators, (and, where applicable, an emergency arbitrator appointed pursuant to the Rules) shall have full authority to grant provisional and permanent remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award a penalty or damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. In the event a Party seeks any relief in support of arbitration in the courts of Brazil, the Parties hereby stipulate that the request for arbitration shall be deemed in compliance with the requirements of Article 806 of the Brazilian Code of Civil Procedure. The Parties consent to service of process in the manner provided in Section 7.3 above.

(f)    Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration, except and to the extent that disclosure is required by law and is required to protect or pursue a legal right.

(g)    The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties in the dispute. The costs of the arbitration proceedings, including arbitrators’ and attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal, taking into account that the prevailing party shall be entitled to recover its costs, including attorneys’ fees, for the arbitral proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin the arbitration, or to request interim measures. The arbitral tribunal shall be the exclusive judge of whether a party qualifies as a prevailing party for the purposes of this provision.

(h)    The award of the arbitral tribunal shall be final and binding. The Parties waive any right to appeal, to the extent that a right to appeal may lawfully be waived.

(i)    Each of the Parties acknowledges and agrees that no provision of this Agreement or of the Rules, nor the submission to arbitration by IFC, in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions or Applicable Law.

7.17    Waivers. The failure of any Party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

7.18    Conflict with Other Rights of First Refusal. Each Founder may have entered into a share restriction agreement or share purchase agreement with the Company (together with any additional share purchase agreements or share option agreements which a Founder may enter into with the Company, the “Purchase Agreements”), which Purchase Agreement contains a right of first refusal provision in favor of the Company. For so long as this Agreement remains in existence, the right of first refusal provisions contained in this Agreement shall supersede the right of first refusal provisions contained in any Purchase Agreements; provided, however, that the other provisions of such Purchase Agreements shall remain in full force and effect. If, however, this Agreement shall terminate, the right of first refusal provisions contained in such Purchase Agreements shall be in full force and effect in accordance with their terms.

7.19    Enabling Clause. The Company will cause the Articles, as amended, to give effect to the terms and provisions contained in this Agreement to the extent permitted by Applicable Law. Each of the Parties will vote its Shares and take any other action reasonably requested by the Company or any Holder to amend the Articles, as amended, so as to give full effect to avoid any conflict with the provisions of this Agreement, all to the extent permitted by Applicable Law.

7.20    Bad Actor Representations and Covenants. Each Holder hereby represents and warrants to the Company that such Holder has not been convicted of any of the felonies or misdemeanors or has been subject to any of the orders, judgments, decrees or other conditions set forth in Rule 506(d) of Regulation D promulgated by the SEC, which as a matter of convenience only are excerpted in their current form on Exhibit A. Each Holder covenants to, upon request by the Company, provide written notice to the Company prior to any future issuance of Equity Securities of the Company or securities of Subsidiaries of the Company in reliance upon Rule 506 of Regulation D promulgated by the SEC if such Holder is convicted of any felony or misdemeanor or becomes subject to any order, judgment, decree or other condition set forth in Rule 506(d) of Regulation D promulgated by the SEC, as may be amended from time to time, prior to such issuance. Each Holder covenants to provide such information to the Company as the Company may reasonably request in order to comply with the disclosure obligations set forth in Rule 506(e) of Regulation D promulgated by the SEC, as may be amended from time to time, to the extent the same is applicable to the issuance and sale of securities to such Holder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

COMPANY:

NETSHOES (CAYMAN) LIMITED

By:
	Name:	Marcio Kumruian
	Title:	Director

Address:	Campbells Corporate Services Limited Floor 4, Willow House, Cricket Square, P.O. Box 268 Grand Cayman KY1-1104, Cayman Islands

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

RIVERWOOD CAPITAL PARTNERS II, L.P.

By:	Riverwood Capital II L.P., its
General Partner
By:	Riverwood Capital II G.P. Ltd., its
General Partner

By:
Name:	Francisco Alvarez-Demalde
Title:	Managing Director

RIVERWOOD CAPITAL PARTNERS II (PARALLEL-B) L.P.

By:	Riverwood Capital II L.P., its general partner
By:	Riverwood Capital GP II Ltd., its general partner

By:
Name:	Francisco Alvarez-Demalde
Title:	Managing Director

Address:

c/o Riverwood Capital Management 70 Willow Road Suite 100 Menlo Park, California USA 94025

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

MACRO CONTINENTAL, INC.

By:
Name:
Title:

Address: c/o Rivas Capital LLC, 222 Third St., Ste 3211, Cambridge, MA 02142

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

BOSCOLO INTERVEST LIMITED

By:
Name:
Title:

Address: Residencial Acropolis Calle Jaboncillo De Aptos. Terranova 600 Mts SO y 200 E Escazu, Costa Rica

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS V, L.P.

By:	Tiger Global PIP Performance V, L.P.
Its:	General Partner

By:	Tiger Global PIP Management V, Ltd.
Its:	General Partner

By:
Name:
Title:

Address: 9 West 57th Street, 35th Floor
New York, NY 10019

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS VI, L.P.

By:	Tiger Global PIP Performance VI, L.P.
Its:	General Partner

By:	Tiger Global PIP Management VI, Ltd.
Its:	General Partner

By:
Name:
Title:

Address: 9 West 57th Street, 35th Floor
New York, NY 10019

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

CLEMENCEAU INVESTMENTS PTE LTD

By:
Name:
Title:

Address:	60B Orchard Road, #06-18 Tower 2 The Atrium@Orchard Singapore 238891

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

KASZEK VENTURES I, L.P.		KASZEK VENTURES I-A, L.P.

By: Kaszek Partners I, Ltd., as general partner of Kaszek Partners I, L.P., its General Partner		By: Kaszek Partners I, Ltd., as general partner of Kaszek Partners I, L.P., its General Partner

By:		By:
Name:	Nicolas Szekasy	Name:	Nicolas Szekasy
Title:	Director	Title:	Director

KASZEK VENTURES I-B, L.P.		KASZEK VENTURES I-C, L.P.

By: Kaszek Partners I, Ltd., as general partner of Kaszek Partners I, L.P., its General Partner		By: Kaszek Partners I, Ltd., as general partner of Kaszek Partners I, L.P., its General Partner

By:		By:
Name:	Nicolas Szekasy	Name:	Nicolas Szekasy
Title:	Director	Title:	Director

Address:	Aguada Park, Paraguay 2141, Fl.17 Of. 18,
Montevideo (11800)
Uruguay

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

METAL MONKEY TRUST

By:
Name:
Title:

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

SCOTT SHLEIFER 2011 DESCENDANTS’ TRUST

By:
Name:
Title:

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

THE FEROZ DEWAN 2010 GRAT IX

By:
Name:
Title:

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

By:
Nicolas Szekasy

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

ICQ INVESTMENTS V LP

By:
Name:
Title:

Address:	394 Pacific Avenue, 2nd Floor San Francisco, CA 94111 c/o Kevin Foster

ICQ INVESTMENTS 16, LP

By:
Name:
Title:

Address:	394 Pacific Avenue, 2nd Floor San Francisco, CA 94111 c/o Kevin Foster

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

ARCHY LLC

By:
Name:
Title:

Address:

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

INTERNATIONAL FINANCE CORPORATION

By:
Name:
Title:

Address:	International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433

Facsimile: +1 (202) 522-3743
	Email:	SPetersen@ifc.org
Attention: Director, TMT, Venture Capital and Funds Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations at:

Facsimile: +1 (202) 522-3064

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

By:
Marcio Kumruian*

CDK Net Fund IC

By:
Name:
Title:

*	For purposes of Sections 3.10, 3.12, 4.5, 5.5 and 6.

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as their act and deed to be effective as of the day and year first above written.

By:
Hagop Chabab*

HCFT HOLDINGS, LLC

By:
Name:
Title:

*	For purposes of Sections 3.10, 3.12, 4.5, 5.5 and 6.

SIGNATURE PAGE TO NETSHOES (CAYMAN) LIMITED FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

SCHEDULE A

ORDINARY SHARE OWNERSHIP

Name and Address Investors	Shares
Tiger Global Private Investment Partners V, L.P. 9 West 57th Street, 35th Floor New York, NY 10019	1,662,880

Tiger Global Private Investment Partners VI, L.P. 9 West 57th Street, 35th Floor New York, NY 10019	890,448

Metal Monkey Trust c/o Lee Fixel 9 West 57th Street, 35th Floor New York, NY 10019	33,844

Scott Shleifer 2011 Descendants’ Trust c/o Scott Shleifer 9 West 57th Street, 35th Floor New York, NY 10019	34,435

The Feroz Dewan 2010 GRAT IX c/o Feroz Dewan 9 West 57th Street, 35th Floor New York, NY 10019	10,736

Nicolas Szekasy Aguada Park, Paraguay 2141, Fl. 17 Of. 18, Montevideo (11800) Uruguay	1,378

Clemenceau Investments Pte Ltd 60B Orchard Road, #06-18 Tower 2 The Atrium@Orchard Singapore 238891	612,705

Kaszek Ventures I, L.P. Aguada Park, Paraguay 2141, Fl. 17 Of. 18, Montevideo (11800) Uruguay	32,934

Kaszek Ventures I-A, L.P. Aguada Park, Paraguay 2141, Fl. 17 Of. 18, Montevideo (11800) Uruguay	5,677

Kaszek Ventures I-B, L.P. Aguada Park, Paraguay 2141, Fl. 17 Of. 18, Montevideo (11800) Uruguay	2,555

Kaszek Ventures I-C, L.P. Aguada Park, Paraguay 2141, Fl. 17 Of. 18, Montevideo (11800) Uruguay	4,731

ICQ Investments V LP c/o Kevin Foster 394 Pacific Avenue, 2nd Floor San Francisco, CA 94111	192,409

ICQ Investments 16, LP c/o Kevin Foster 394 Pacific Avenue, 2nd Floor San Francisco, CA 94111	37,075

Archy LLC c/o GIC Special Investments Pte Ltd 168 Robinson Road #37-01 Capital Tower Singapore 068912	741,510

International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 Facsimile: +1 (202) 522-3743 Attention: Director, TMT, Venture Capital and Funds Department	148,301

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations at: Facsimile: +1 (202) 522-3064

Riverwood Capital Partners II L.P. c/o Riverwood Capital Management 70 Willow Road Suite 100 Menlo Park, California USA 94025	452,284

Riverwood Capital Partners II (Parallel-B) L.P. c/o Riverwood Capital Management 70 Willow Road Suite 100 Menlo Park, California USA 94025	118,346

Boscolo Intervest Limited Residencial Acropolis Calle Jaboncillo De Aptos. Terranova 600 Mts SO y 200 E Escazu, Costa Rica	8,392

Macro Continental, Inc. c/o Rivas Capital LLC 222 Third St., Ste 3211 Cambridge, MA 02142	8,392

Founders
CDK Net Fund IC	1,235,196

HCFT Holdings, LLC	700,474

Total	6,934,702

EXHIBIT A

RULE 506(D) BAD ACTOR REPRESENTATIONS

No Holder:

(i) Has been convicted, within ten years before such sale (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:

(A) In connection with the purchase or sale of any security;

(B) Involving the making of any false filing with the Commission; or

(C) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(ii) Is subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before such sale, that, at the time of such sale, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

(A) In connection with the purchase or sale of any security;

(B) Involving the making of any false filing with the Commission; or

(C) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(iii) Is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

(A) At the time of such sale, bars the person from:

(1) Association with an entity regulated by such commission, authority, agency, or officer;

(2) Engaging in the business of securities, insurance or banking; or

(3) Engaging in savings association or credit union activities; or

(B) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such sale;

(iv) Is subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (b) or 78 o -4(c)) or section 203(e) or (f) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3(e) or (f)) that, at the time of such sale:

(A) Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser;

(B) Places limitations on the activities, functions or operations of such person; or

(C) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(v) Is subject to any order of the Commission entered within five years before such sale that, at the time of such sale, orders the person to cease and desist from committing or causing a violation or future violation of:

(A) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933 (15 U.S.C. 77q(a)(1)), section 10(b) of the Securities Exchange Act of 1934 (15 U.S.C. 78j(b)) and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (c)(1)) and section 206(1) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-6(1)), or any other rule or regulation thereunder; or

(B) Section 5 of the Securities Act of 1933 (15 U.S.C. 77e).

(vi) Is suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(vii) Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before such sale, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such sale, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(viii) Is subject to a United States Postal Service false representation order entered within five years before such sale, or is, at the time of such sale, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

EXHIBIT B

EXCLUSION LIST

1)	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB, wildlife or products regulated under CITES.

2)	Production or trade in weapons and munitions.

3)	Production or trade in alcoholic beverages (excluding beer and wine).

4)	Production or trade in tobacco.

5)	Gambling, casinos and equivalent enterprises.

6)	Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

7)	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

8)	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

9)	Production or activities involving harmful or exploitative forms of forced labor/harmful child labor.

10)	Commercial logging operations for use in primary tropical moist forest.

11)	Production or trade in wood or other forestry products other than from sustainably managed forests.